[CARVER BANCORP, INC. LOGO]

FOR IMMEDIATE
RELEASE

Contact:              Michael Herley/ Ruth Pachman
  Kekst and Company
      (212) 521-4800
      Michael-Herley@kekst.com/ Ruth-Pachman@kekst.com

CARVER BANCORP ANNOUNCES EXECUTIVE MANAGEMENT TEAM CHANGES

New York, NY, January 22, 2013 – Carver Bancorp, Inc. (NASDAQ: CARV), the holding company for Carver Federal Savings Bank (collectively, “Carver”), today announced several changes to its executive management team.

Michael T. Pugh has been appointed to the newly created position of President and Chief Operating Officer, reporting to Deborah C. Wright, Chairman and Chief Executive Officer.  In this role he will oversee Carver’s new business and related operating functions, including lending, retail, operations and marketing.

Deborah C. Wright,  said, “Michael comes to us with strong retail banking experience and we very much look forward to tapping his expertise as we work on improving our loan performance and growing revenue. He will also help Carver identify and capitalize on developing opportunities in the community banking channel.” Ms. Wright added, “We continue to add managerial talent throughout the organization and the creation of a Chief Operating Officer role will better position us to improve our balance sheet and strengthen operations across the franchise.”

Mr. Pugh is a retail and business banking veteran of more than 20 years. For the past five months he has been Carver’s Chief Revenue Officer, focusing on redesigning its new business strategy, management structure and related processes. Before joining Carver, Mr. Pugh worked at Capital One, N.A., as Senior Vice President, Regional Executive and Market President of the Eastern Maryland, Delaware and Washington, D.C. markets. He earned a B.S. degree in Health Administration from East Michigan University.

Carver also announced that Mark A. Ricca, its current Chief Financial and Administrative Officer, has announced his intention to resign, effective February 15, 2013, to accept a Chief Executive Officer’s position at another institution.

“Mark has been a highly valued member of our executive team and a tremendous asset to our organization,” Ms. Wright said.  “He has worked closely with our current controller David Toner and his team through an incredibly challenging market period to build a disciplined finance and accounting function, capable of managing expanding regulatory requirements. We wish Mark the best as he embarks upon his new position.”

The Carver Board of Directors has appointed David Toner, CPA, Senior Vice President and Controller for the past four years, as Acting Chief Financial Officer, effective February 15, 2013. Mr. Toner joined Carver in 2009 after more than 20 years with Citigroup in various financial control positions in the United States and Europe, including serving as Chief Financial Officer of Citigroup’s Community Development business from 2004 through 2007. Prior to joining Citigroup in 1987, Mr. Toner held various audit positions with Deloitte & Touche (formerly Deloitte, Haskins & Sells).

Carver noted several additional executive management appointments:

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Alfredo Assad, most recently a consultant assisting Carver in rebuilding its Lending Department, has been appointed Acting Chief Lending Officer. Mr. Assad brings over 24 years of experience in lending. Prior to joining Carver, he was a Director and the President of New York National Bank, a 25 year-old community bank based in the Bronx, NY, with approximately $150 million in assets. Mr. Assad has also held lending, risk management, and treasury positions at Banco Popular North America, Credit Communal de Belgique and M&T Bank. Mr. Assad earned a B.A. in Economics from Harvard University and a M.B.A. from Columbia University.

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James A. Raborn, most recently Senior Vice President, Loan Workout Officer, has been named General Counsel. Mr. Raborn joined Carver in April 2011 from Emigrant Bank where he served as First Vice President and Director of Foreclosure/Real Estate Owned for approximately four years. Previously, Mr. Raborn practiced law for more than 15 years at Riker Danzig Scherer Hyland & Perretti LLP and Norris McLaughlin & Marcus. He earned a B.A. in History and Political Science from Tulane University and a J.D. from Rutgers University. Mr. Raborn is a member of the New Jersey and Pennsylvania state bar associations.

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John Spencer, most recently Chief Retail Officer, has been appointed Chief of Operations, which includes oversight of Retail Operations and Branch Administration, Information Technology, and Facilities. Mr. Spencer will be leading the anticipated conversion of the Bank’s core technology platform in 2013. Mr. Spencer joined Carver in 2009 as Senior Vice President and Chief Retail Officer, after 22 years at JPMorgan Chase & Co. where he held several management positions in retail sales/customer service, audit, and operations management.  Additionally, he served as a Branch Administration Executive for Chase’s Retail Division, supporting a network with 700 branches, and over $50 billion in deposits.  He earned a B.A. in Banking and Finance from Pace University.

These executive management changes are subject to regulatory approval.

About Carver Bancorp, Inc.
Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank. Carver Federal Savings Bank, the largest African- and Caribbean-American run bank in the United States, operates ten full-service branches in the New York City boroughs of Brooklyn, Queens and Manhattan. For further information, please visit the Company's website at www.carverbank.com.

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

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